EXHIBIT 99.1

Press Release – Information regarding Merger Consideration

NEWS RELEASE

Brent Di Giorgio

Corporate Communications

203.338.3135 Fax: 203.338.3461

brent.digiorgio@peoples.com

FOR IMMEDIATE RELEASE

January 8, 2008

PEOPLE’S UNITED ANNOUNCES FINAL RESULTS OF ELECTIONS

REGARDING CHITTENDEN MERGER CONSIDERATION

BRIDGEPORT, CT and BURLINGTON, VT (January 8, 2008) — People’s United Financial, Inc. (NASDAQ: PBCT) today announced the merger consideration to be received by Chittenden shareholders in People’s United’s acquisition of Chittenden Corporation, which was completed on January 1, 2008.

Based on final election results and applying the proration provisions set forth in the merger agreement, Chittenden shareholders will receive the following merger consideration:

•	Chittenden shareholders will receive $35.636 for each Chittenden share for which they made a valid cash election;

•

Chittenden shareholders will receive $35.636 per share for approximately 7.7% of the shares for which they made a valid stock election and 2.0457 shares of People’s United common stock per share for approximately 92.3% of the shares for which they made a valid stock election; and

•	Chittenden shareholders who did not make a valid election will receive $35.636 per Chittenden share.

Under the merger agreement, fractional shares of People’s United common stock will not be issued. Instead, Chittenden shareholders will receive cash based on the average closing price of People’s United common stock of $17.42 for the five-day period ended December 31, 2007.

Of the 50,060,657 shares of Chittenden common stock outstanding immediately prior to the closing of the merger:

•	19,940,019 shares, or 39.8%, elected to receive cash;

•	23,449,673 shares, or 46.9%, elected to receive People’s United common stock; and

•	6,670,965 shares, or 13.3%, did not make a valid election or did not express a preference.

The total consideration paid by People’s United was approximately $1.8 billion, which was comprised of approximately 44.3 million shares of common stock valued at $771 million; and $1.01 billion in cash.

People’s United Financial is a diversified financial services company with approximately $21 billion in assets, providing consumer and commercial banking services through a network of more than 300 branches in Connecticut, Massachusetts, Vermont, New Hampshire, Maine and New York. Through its subsidiaries, People’s United Financial provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

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